Exhibit 10(cc)-4
AMENDMENT NO. 3

TO

PPL CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

WHEREAS, PPL Services Corporation ("PPL") assumed sponsorship of the PPL Corporation Directors Deferred Compensation Plan ("Plan") effective July 1, 2000; and
WHEREAS, the Plan was most recently amended and restated effective February 14, 2000, and subsequently amended by Amendments No. 1 and 2; and
WHEREAS, PPL desires to further amend the Plan and the PPL Corporation Employee Benefit Plan Board has authorized the following changes;
NOW, THEREFORE, the Plan is hereby amended as follows:
I. Effective January 1, 2005, Paragraph 8 is amended to read:

8.  Payment of Accounts.
(a)	The Total Amount Payable shall be payable at the election of the Participant within thirty (30) days after the later of the following events:
	(i)	Participant ceases serving on the Board of Directors; or
	(ii)	the age elected by the Participant, provided such age is not greater than 75.
Such election must be made before the applicable Cash Compensation is deferred, shall apply to the payment of both the Cash Account and the Stock Account, and may not be changed once the election has been made. In such election the Participant may defer commencement of distribution until January of the next calendar year after such event occurs. If the Participant has made no election, payments will commence within thirty (30) days after a Participant ceases to be a Director. No election under this paragraph 8(a) or under paragraph 8(b)(i) shall be effective unless the time of payment under paragraph 8(a) is at least 12 months after the date the election is filed.
In accordance with transitional rules issued by the IRS under Internal Revenue Code Section 409A, all Participants shall be permitted to make a change in previous payment elections prior to December 31, 2006. If a Participant fails to make a change in prior payment elections by December 31, 2006, the prior elections for payment of the Cash Account shall control and any prior elections for the payment of the Stock Account shall be void if different from Cash Account payment elections.
(b)	(i)
The Total Amount Payable shall be paid to the Participant in a single sum or, if elected by the Participant, in annual installments up to a maximum of ten (10) years. Such election must be made before the applicable Cash Compensation is deferred, shall apply to the payment of both the Cash Account and the Stock Account, and may not be changed once it has been made. Any election made less than 12 months prior to the date that the total Amount Payable is to be paid under said election shall be void, and the prior election closest in time to the void election shall govern in its stead. If there is no prior election, a single-sum shall be paid.

(ii)
Payments in respect of the Stock Account shall be made in Common Stock and payments in respect of the Cash Account shall be made in cash. A Participant shall receive a number of shares of Common Stock equal to the number of Stock Units in his Stock Account.

(iii)
All annual installments shall, except for the final payment, be not less than $5,000. To the extent necessary, the number of annual installments may be reduced to ensure that annual installments are at least $5,000.

(iv)
The amount of each annual installment shall be determined by dividing the Total Amount Payable less any payments already made to Participant by the remaining number of annual installments to be made (i.e., a 10-year payout shall pay 1/10 of the Total Amount Payable as the first installment, 1/9 as the second annual installment, etc.).

(c)	(i)
If Participant dies while a Director, or before all installments have been paid under paragraph 8(b), pay-ments shall be made within 30 days after Participant's death to one beneficiary designated by Participant in writing in such form and subject to such condition as determined necessary and approved by EBPB. Participant shall have a continuing power to designate a new beneficiary in the event of his death at any time prior to his death by written instrument delivered by Participant to the EBPB without the consent or approval of any person theretofore named as his beneficiary. In the event the designated beneficiary does not survive Participant, payment will be made to an alternate beneficiary designated in writing by Participant. If no such designation is in effect at the time of death of Participant, or if no person so designated shall survive Participant, payment shall be made to Participant's estate.

	(ii)	Payments will be made to Participant's designated beneficiary or Participant's estate in a single sum.
(d)
As long as there is a balance in Participant's Cash Account, the balance shall be credited with interest pursuant to Paragraph 7.2(b). For any installment or other payment from the Cash Account, interest shall accrue up to the last day of the month prior to that payment to Participant or his estate. As long as there is a balance in Participant's Stock Account, the remaining balance shall be credited with dividend amounts pursuant to Paragraph 7.1(c).

(e)
The EBPB may determine, in its sole discretion, that the Total Amount Payable shall be paid to Participant or his estate in different amounts or at different times than provided under this Plan if, in the opinion of the EBPB, it would be necessary as the result of an unforeseeable emergency which results in a severe financial hardship to the Participant resulting from extraordinary and unforeseeable circumstances that are beyond the control of the Participant, in which case payment shall be made only to the extent necessary to alleviate the Participant's hardship, taking into account reasonably anticipated taxes on the distribution but also taking into account reimbursement or compensation, by insurance or otherwise, and possible liquidation of assets, to the extent the liquidation of assets would not itself cause severe financial hardship. Any determination by EBPB to change the amount or timing of a Participant's distribution shall not, however, result in the Participant receiving distributions in lesser amounts or over a longer period of time.

II.		Except as provided for in this Amendment No. 3, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 3 is executed this _____ day of February, 2006.

PPL SERVICES CORPORATION

By: _____________________________
Ronald Schwarz
Vice President-Human Resources